Exhibit 99.1

TCP CAPITAL CORP. ANNOUNCES STRONG THIRD QUARTER 2015 FINANCIAL RESULTS;
NET INVESTMENT INCOME OF $0.40 PER SHARE;
BOARD DECLARES FOURTH QUARTER DIVIDEND OF $0.36 PER SHARE

SANTA MONICA, Calif., November 5, 2015 – TCP Capital Corp. (“we,” “us,” “our,” “TCPC” or the “Company”), a business development company (NASDAQ: TCPC), today announced its financial results for the third quarter ended September 30, 2015 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

FINANCIAL HIGHLIGHTS

•
Net investment income for the quarter ended September 30, 2015 was $19.4 million, or $0.40 per share on a diluted basis, after preferred dividends and $0.10 per share in incentive compensation on net investment income.

•	Net increase in net assets resulting from operations applicable to common shareholders for the quarter ended September 30, 2015 was $17.5 million, or $0.36 per share.

•	Net asset value per share at September 30, 2015 remained unchanged at $15.10 compared to June 30, 2015.

•	Total acquisitions during the quarter ended September 30, 2015 were $120.6 million and total dispositions were $65.3 million.

•
During the quarter, we extended the maturity date of our $116 million Partnership credit facility to July 31, 2018, and reduced the interest rate from LIBOR plus 2.50% to LIBOR plus 1.75% through July 31, 2016 and then LIBOR plus 2.50% through the maturity date. Additionally, the remaining $100.5 million Series A Preferred was exchanged for $100.5 million of term debt with the same terms and maturity date as the Partnership credit facility.

•
In the third quarter, we increased the aggregate principal commitment on the TCPC Funding Facility to $350 million, expanded the accordion feature to $400 million and extended the maturity date to March 6, 2020.

•	On November 5, 2015, our board of directors declared a fourth quarter dividend of $0.36 per share, payable on December 31, 2015 to shareholders of record as of December 17, 2015.

“We are pleased to have generated another solid quarter, in which we out-earned our dividend by $0.04 per share,” said TCP Capital Corp.'s Chairman and CEO, Howard Levkowitz. “We are particularly pleased that substantially the entire amount of the dividend was covered by recurring income. Origination activity and portfolio growth during the third quarter was strong, with new investments carrying a higher effective yield than the investments we exited for the tenth consecutive quarter. We also continue to see good stability in asset quality.

“We expanded our borrowing capacity and extended our debt maturities, which improves our liquidity position and enhances our ability to capitalize on opportunities we see in the middle market. We remain well positioned to deliver continued attractive returns for our shareholders,” said Mr. Levkowitz.

PORTFOLIO AND INVESTMENT ACTIVITY

As of September 30, 2015, our investment portfolio consisted of debt and equity positions in 91 portfolio companies with a total fair value of approximately $1,269 million. Debt positions represented approximately 97% of the portfolio at fair value, all of which were senior secured debt. Equity positions represented approximately 3% of our investment portfolio.

As of September 30, 2015, the weighted average annual effective yield of our debt portfolio was approximately 10.9%.(1) As of September 30, 2015, approximately 78% of our debt portfolio at fair value had floating interest rates. As of September 30, 2015, we had two debt investments on non-accrual status totaling 0.2% of the portfolio at fair value.

During the three months ended September 30, 2015, we invested approximately $120.6 million in seven new and four existing portfolio companies, in addition to draws on existing commitments and PIK receipts. The investments were comprised of approximately $116.6 million in senior secured loans, $2.5 million in senior secured notes, and $1.5 million in equity investments. Additionally, we received proceeds from sales and repayments of investment principal of approximately $65.3 million. We expect to continue to invest in senior secured loans, bonds and subordinated debt, as well as select equity investments, to obtain a high level of current income and create the potential for appreciation, with an emphasis on principal protection.

As of September 30, 2015, total assets were $1,333.8 million, net assets applicable to common shareholders was $738.9 million and net asset value per share was $15.10, as compared to $1,280.9 million, $739.4 million, and $15.10 per share, respectively on June 30, 2015.

CONSOLIDATED RESULTS OF OPERATIONS

Total investment income for the three months ended September 30, 2015 was approximately $35.5 million, or $0.73 per share, including $0.04 per share from original issue discount and fee amortization, $0.01 per share from prepayment premiums, $0.03 per share from income paid in kind, $0.01 per share of net lease income and other income of $0.03 per share including $0.02 per share of amendment fee income. This reflects our policy of recording interest income, adjusted for amortization of premium and accretion of discount, on an accrual basis. Origination, structuring, closing, commitment, and similar upfront fees received in connection with the outlay of capital are generally amortized or accreted into interest income over the life of the respective debt investment. Total investment income was net of $0.6 million of depreciation expense from aircraft we own and lease (through portfolio trusts), or $0.01 per share.

Total operating expenses for the three months ended September 30, 2015 were approximately $11.2 million, or $0.23 per share. Dividends accrued on the preferred leverage facility were less than $0.01 per share. We also incurred incentive compensation from net investment income of $4.8 million, or $0.10 per share. Excluding incentive compensation, annualized second quarter expenses, including all costs of leverage (both interest expense and preferred dividends), were 6.0% of average net assets.

Net investment income for the three months ended September 30, 2015 was approximately $24.3 million, or $0.50 per share, before related incentive compensation and preferred dividends. Net investment income after related incentive compensation and preferred dividends was $19.4 million, or $0.40 per share.

Net realized and unrealized losses for the three months ended September 30, 2015 were $1.9 million, or $0.04 per share, which included net realized gains of $5.7 million and a change in net unrealized appreciation/depreciation of -$7.6 million. The net realized gains during the period were primarily comprised of a $5.9 million gain on the disposition of most of our investment in NEXTracker, Inc. The change in net unrealized appreciation/depreciation during the period was primarily comprised of a $4.0 million unrealized gain on our investment in AGY, $3.6 million of reversals of prior period unrealized appreciation on our investment in NEXTracker, $2.4 million in unrealized depreciation on our loans to CORE Entertainment, and other adjustments primarily due to increases in market yields and spreads.

Net increase in net assets applicable to common shareholders resulting from operations for the three months ended September 30, 2015 was $17.5 million, or $0.36 per share.

________________________________________________
(1) Weighted average annual effective yield includes amortization of deferred debt origination and end-of-term fees and accretion of original issue discount, but excludes market discount, any prepayment and make-whole fee income, and any debt investments on non-accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2015, available liquidity was approximately $200.9 million, comprised of approximately $34.6 million in cash and cash equivalents and $172.2 million in available capacity under the leverage program, less approximately $5.9 million in net outstanding settlements.

The Company is rated BBB- by Standard & Poor’s with a stable outlook. The combined weighted-average interest rate on amounts outstanding on the leverage program as of September 30, 2015 was 2.96%.

Total leverage outstanding at September 30, 2015 was as follows:

	Maturity	Rate		Carrying Value (1)	Available	Total Capacity
Partnership Facility
Revolving Credit Facility	2018	L+1.75	%(2)	$109,000,000	$7,000,000	$116,000,000
Term Loan	2018	L+1.75	%(2)	100,500,000	-	100,500,000
TCPC Funding Facility	2020	L+2.50	%(3)	221,000,000	129,000,000	350,000,000
Convertible Notes ($108 million par)	2019	5.25%		106,005,233	-	106,005,233
SBA Debentures	2024-2025	2.84	%(4)	38,800,000	36,200,000	75,000,000	(5)
Total leverage				$575,305,233	$172,200,000	$747,505,233

(1) Except for the Convertible Notes, all carrying values are the same as the principal amounts outstanding
(2) Based on either LIBOR or the lender’s cost of funds, subject to certain limitations
(3) L+2.25% subject to certain funding requirements
(4) Weighted-average interest rate, excluding fees of 0.36%
(5) Anticipated total capacity of $150 million

 On September 3, 2015, we repurchased and retired the remaining $100.5 million of our outstanding preferred leverage due July 31, 2016 and issued a new $100.5 million fully-drawn term loan with a maturity date of July 31, 2018. The loan bears an interest rate of LIBOR (or the lender’s cost of funds, subject to a cap of LIBOR plus 20 basis points) plus a spread of 1.75% through July 31, 2016 and then a spread of 2.50% through maturity.

We also extended the maturity of the Partnership Revolving Credit Facility from July 31, 2016 to July 31, 2018, and reduced the interest rate to LIBOR (or the lender’s cost of funds, subject to a cap of LIBOR plus 20 basis points) plus a spread of 1.75% through July 31, 2016. After July 31, 2016, the facility bears interest at LIBOR (or the lender’s cost of funds, subject to a cap of LIBOR plus 20 basis points) plus a spread of 2.50%.

During the third quarter, we increased the capacity of the TCPC Funding Facility by $50 million to $350 million, increased the capacity of the facility’s accordion feature to $400 million, and extended the facility’s maturity date from March 6, 2019 to March 6, 2020.

On July 13, 2015, we obtained exemptive relief from the SEC to permit us to exclude the SBA Debentures from our 200% asset coverage test under the 1940 Act. The exemptive relief provides us with increased flexibility by permitting us to borrow up to $150 million more than we would without this exemptive relief.

On November 3, 2015, our board of directors re-approved our stock repurchase plan to acquire up to $50 million in the aggregate of our common stock at prices at certain thresholds below our net asset value per share, in accordance with the guidelines specified in Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934.

RECENT DEVELOPMENTS

On November 5, 2015, our board of directors declared a fourth quarter regular cash dividend of $0.36 per share payable on December 31, 2015 to stockholders of record as of the close of business on December 17, 2015.

Effective November 5, 2015, our board of directors elected an additional independent director, Brian F. Wruble, who is not an “interested person” of the Company as defined in the Investment Company Act of 1940, as amended. Mr. Wruble has had a successful decades-long career in the investment management business.  He has been a senior executive of two asset management companies, chief investment officer of a major insurance company and a general partner of a multi-billion dollar hedge fund.  Mr. Wruble serves on a number of boards including the NY board of trustees of the Oppenheimer Funds, which he chairs.  He holds engineering degrees from Cornell University and an MBA from NYU.  He is a Chartered Financial Analyst.

CONFERENCE CALL AND WEBCAST

TCP Capital Corp. will host a conference call on Thursday, November 5, 2015 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) to discuss its quarterly financial results. All interested parties are invited to participate in the conference call by dialing (866) 393-0571; international callers should dial (206) 453-2872. Participants should enter the Conference ID 53419087 when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Relations section of our website (www.tcpcapital.com) and click on the Third Quarter 2015 Investor Presentation under Events and Presentations. The conference call will be webcast simultaneously in the investor relations section of our website at http://investors.tcpcapital.com/. An archived replay of the call will be available approximately two hours after the live call, through November 12, 2015. For the replay, please visit http://investors.tcpcapital.com/events.cfm or dial (855) 859-2056. For international replay, please dial (404) 537-3406. For all replays, please reference program ID number 53419087.

TCP Capital Corp.
Consolidated Statements of Assets and Liabilities

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Investments, at fair value:
Companies less than 5% owned (cost of $1,206,750,821 and $1,097,181,753, respectively)	$1,187,883,822	$1,081,901,384
Companies 5% to 25% owned (cost of $67,502,341 and $52,103,511, respectively)	66,890,774	48,716,425
Companies more than 25% owned (cost of $38,631,089 and $40,213,258 respectively)	14,386,043	15,918,077
Total investments (cost of $1,312,884,251 and $1,189,498,522, respectively)	1,269,160,639	1,146,535,886

Cash and cash equivalents	34,582,869	27,268,792
Deferred debt issuance costs	9,844,273	7,700,988
Receivable for investments sold	1,969,722	10,961,369
Accrued interest income:
Companies less than 5% owned	13,261,132	9,222,001
Companies 5% to 25% owned	750,685	253,987
Companies more than 25% owned	17,493	28,450
Unrealized appreciation on swaps	2,868,748	1,717,610
Options (cost of $51,750 and $51,750, respectively)	-	497
Prepaid expenses and other assets	1,381,556	2,177,217
Total assets	1,333,837,117	1,205,866,797

Liabilities
Debt	575,305,233	328,696,830
Payable for investments purchased	7,847,520	2,049,518
Incentive allocation payable	4,838,534	4,303,040
Interest payable	3,580,028	1,510,981
Payable to the Advisor	731,172	459,827
Accrued expenses and other liabilities	2,635,000	3,219,783
Total liabilities	594,937,487	340,239,979

Commitments and contingencies

Preferred equity facility
Series A preferred limited partner interests in Special Value Continuation Partners, LP;
$20,000/interest liquidation preference; 0 and 6,700 interests authorized, issued and
outstanding as of September 30, 2015 and December 31, 2014, respectively	-	134,000,000
Accumulated dividends on Series A preferred equity facility	-	497,790
Total preferred limited partner interests	-	134,497,790

Non-controlling interest
General Partner interest in Special Value Continuation Partners, LP	-	-

Net assets applicable to common shareholders	$738,899,630	$731,129,028

Composition of net assets applicable to common shareholders
Common stock, $0.001 par value; 200,000,000 shares authorized, 48,934,498 and
48,710,627 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	$48,934	$48,710
Paid-in capital in excess of par	880,682,891	877,103,880
Accumulated net investment income	28,066,387	21,884,381
Accumulated net realized losses	(128,426,795)	(126,408,033)
Accumulated net unrealized depreciation	(41,471,787)	(41,499,910)
Net assets applicable to common shareholders	$738,899,630	$731,129,028

Net assets per share	$15.10	$15.01

TCP Capital Corp.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Investment income
Interest income:
Companies less than 5% owned	$32,171,144	$24,699,976	$98,581,508	$65,174,101
Companies 5% to 25% owned	1,516,596	1,728,834	3,828,262	4,423,013
Companies more than 25% owned	125,074	214,091	444,168	706,553
Dividend income:
Companies 5% to 25% owned	-	-	-	1,968,748
Lease income:
Companies 5% to 25% owned	-	74,038	-	282,581
Companies more than 25% owned	354,958	262,905	978,000	726,477
Other income:
Companies less than 5% owned	1,331,277	210,622	3,420,283	1,164,938
Total investment income	35,499,049	27,190,466	107,252,221	74,446,411

Operating expenses
Management and advisory fees	4,703,999	3,513,238	13,681,411	9,504,317
Interest expense	3,746,722	2,535,555	10,488,383	4,012,167
Legal fees, professional fees and due diligence expenses	425,796	268,710	1,994,571	828,102
Amortization of deferred debt issuance costs	548,798	545,294	1,623,333	1,347,442
Administrative expenses	394,920	392,794	1,177,357	1,029,069
Commitment fees	315,206	243,147	919,649	650,209
Insurance expense	99,876	83,996	272,677	202,823
Director fees	67,625	88,395	233,465	255,776
Custody fees	74,891	54,369	214,141	166,025
Other operating expenses	866,249	264,778	2,182,452	1,033,422
Total operating expenses	11,244,082	7,990,276	32,787,439	19,029,352

Net investment income	24,254,967	19,200,190	74,464,782	55,417,059
Net realized and unrealized gain (loss) on investments and foreign currency
Net realized gain (loss):
Investments in companies less than 5% owned	5,735,352	544,212	(3,714,114)	(5,317,388)
Investments in companies 5% to 25% owned	395	383,670	1,185	383,670
Investments in companies more than 25% owned	-	-	19,167	-
Net realized gain (loss)	5,735,747	927,882	(3,693,762)	(4,933,718)

Change in net unrealized appreciation/depreciation	(7,621,948)	(5,433,060)	28,123	2,596,620
Net realized and unrealized gain (loss)	(1,886,201)	(4,505,178)	(3,665,639)	(2,337,098)

Net increase in net assets from operations	22,368,766	14,695,012	70,799,143	53,079,961

Gain on repurchase of Series A preferred interests	-	-	1,675,000	-
Dividends on Series A preferred equity facility	(460,836)	(357,451)	(1,251,930)	(1,083,263)
Net change in accumulated dividends on Series A
preferred equity facility	398,541	(4,718)	497,790	5,394
Distributions of incentive allocation to the General Partner from:
Net investment income	(4,838,534)	(3,767,604)	(14,742,130)	(10,867,837)
Net change in reserve for incentive allocation	-	901,035	-	467,419

Net increase in net assets applicable to common
shareholders resulting from operations	$17,467,937	$11,466,274	$56,977,873	$41,601,674

Basic and diluted earnings per common share	$0.36	$0.29	$1.17	$1.11
Basic and diluted weighted average common shares outstanding	48,957,567	40,079,914	48,858,263	37,507,497

ABOUT TCP CAPITAL CORP.

TCP Capital Corp. (NASDAQ: TCPC) is a specialty finance company focused on performing credit lending to middle-market companies as well as small businesses.  TCPC lends primarily to companies with established market positions, strong regional or national operations, differentiated products and services and sustainable competitive advantages, investing across industries in which it has significant knowledge and expertise.  TCPC's investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. TCPC is a publicly-traded business development company, or BDC, regulated under the Investment Company Act of 1940 and is externally managed by its advisor, Tennenbaum Capital Partners, LLC, a leading alternative investment manager. For more information, visit www.tcpcapital.com.

FORWARD-LOOKING STATEMENTS

Prospective investors considering an investment in TCP Capital Corp. should consider the investment objectives, risks and expenses of the company carefully before investing. This information and other information about the company are available in the company's filings with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website at www.sec.gov and the company's website at www.tcpcapital.com. Prospective investors should read these materials carefully before investing.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in general economic conditions or changes in the conditions of the industries in which the company makes investments, risks associated with the availability and terms of financing, changes in interest rates, availability of transactions, and regulatory changes. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in the "Risks" section of the company's prospectus dated July 1, 2015 and the company's subsequent periodic filings with the SEC. Copies are available on the SEC's website at www.sec.gov and the company's website at www.tcpcapital.com. Forward-looking statements are made as of the date of this press release, and are subject to change without notice. The company has no duty and does not undertake any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

SOURCE:

TCP Capital Corp.

CONTACT

TCP Capital Corp.
 Jessica Ekeberg
310-566-1094
investor.relations@tcpcapital.com